Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8, relating to 3,000,000 shares of common stock issuable to eligible employees and directors under the ABX Air, Inc. 2005 Long-Term Incentive Plan, of our reports, relating to the financial statements and financial statement schedule of ABX Air, Inc., and management’s report on the effectiveness of internal control over financial reporting dated March 15, 2005 appearing in the Annual Report on Form 10-K of ABX Air, Inc. for the year ended December 31, 2004.

/s/ DELOITTE & TOUCHE LLP

Dayton, Ohio
June 8, 2005